UNITED STATES
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SureWest Communications
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Via E-MAIL

From:    Steven C. Oldham

To:        All SureWest Employees

Date:     6/11/12

Dear SureWest Employees,

Over the next couple of days you will be hearing how the new combined companies of SureWest and Consolidated will be staffed and operated moving forward. There will be many changes implemented to ensure a smooth transition for our customers and to provide all employees with a high quality place to work. Understandably, the new company will have to capture savings that will result in the loss of positions, but these changes will also result in new opportunities for those of you who stay on. I have complete confidence in your ability to continue the excellent work you have so ably demonstrated over the nine years I have been associated with SureWest.

As part of the transaction, I have announced my retirement effective June 27. I am doing this in order to make the transition process as smooth as possible for the new leadership and to provide a manageable transition for me and my wonderful wife Sue.

I am very honored to have worked with all of you as we transformed SureWest into a very formidable competitor. I have been involved in many amazing things during my tenure at SureWest, but none has been more rewarding than being a part of such a unique and talented group of people. You demonstrated that a company composed of smart, dedicated employees can go head-to-head with some of the biggest companies in the world and WIN! And you did it with passion, respect, accountability and a genuine excitement for your job.

It has been my pleasure getting to know Consolidated’s CEO Bob Currey during the past six years through our affiliation with the United States Telecom Association. Bob has always been highly complementary of SureWest and all that you have accomplished. He has expressed how proud he is to have the opportunity to lead the new company into the future, taking advantage of the progress you have demonstrated.

The telecommunications industry continues its transformation to one that is fully responsive to its customers — customers that now have numerous communication options, many that were not even imagined 10 years ago.  Your creativity, insight and hard work will continue to serve you, the customers and the shareholders into the future.

Thank you all for allowing me to be part of such a great company and a remarkable team of employees such as yourselves.

Steve